Exhibit 3.17

Execution Version

CONFIRMATORY GRANT OF SECURITY INTEREST IN INTELLECTUAL PROPERTY

This Confirmatory Grant of Security Interest in Intellectual Property is entered into as of June 14, 2017 by and among Jack McDougall, Collateral Agent for the benefit of the Investors (defined below) (“Agent”), and PogoTec, Inc., a Delaware corporation (“Grantor”).

Recitals

WHEREAS, the Grantor, the Agent, and the Investors (as defined therein) are party to that certain Contribution, Indemnity, Intercreditor and Collateral Agency Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Contribution Agreement”), pursuant to which the Grantor has agreed to certain obligations in favor of the Investors and the Agent;

WHEREAS, it is a condition to the arrangement by the Investors of the SLCs (as defined in the Contribution Agreement), the making of the Investor Loans (as defined in the Contribution Agreement), and the pledge of the Pledged Accounts (as defined in the Contribution Agreement) that the Grantor deliver this agreement in support of the Company Obligations (as such term is defined in the Contribution Agreement).

WHEREAS, the Grantor has granted security interests to the Agent under that certain Intellectual Property Security Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, the Grantor owns the copyrights (the “Copyrights”) listed on Exhibit A, which are registered or applied for with the United States Copyright Office;

WHEREAS, the Grantor owns the patents (the “Patents”) listed on Exhibit B, which are registered or applied for with the United States Patent and Trademark Office;

WHEREAS, the Grantor owns the trademarks (the “Trademarks”) listed on Exhibit C, which are registered or applied for with the United States Patent and Trademark Office;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

Agreement

To secure performance of the Company Obligations, Grantor grants and pledges to Agent for the benefit of the Agent and the Investors a security interest in all of Grantor’s right, title and interest in, to and under its Copyrights, Patents and Trademarks listed on Exhibits A, B and C hereto, and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits). Notwithstanding the immediately preceding sentence this Confirmatory Grant will not relate to or affect Grantor’s trademark applications based on intent-to-use the mark—which are identified and marked with an asterisk in Exhibit C—until after such time as a verified amendment to allege use or statement of use is filed and accepted by the U.S. Patent and Trademark Office for such trademark applications and the marks are actually used in commerce. Unless and until an Event of Default occurs and is continuing, the Grantor shall retain the legal and equitable title to the Trademarks, and shall have the right to use and register the Trademarks, Patents and Copyrights in the ordinary course of the business of the Grantor. Upon the payment in full of all Company Obligations (other than contingent indemnification obligations), the Agent shall promptly, upon such satisfaction, execute, acknowledge, and deliver to the Grantor (at the Grantor’s expense) all reasonably requested instruments releasing the security interest in the Trademarks, Copyrights, and Patents acquired under this Confirmatory Grant.

This security interest is granted in conjunction with the security interest granted to Investors under the Security Agreement. The rights and remedies of Agent with respect to the security interest granted hereby are in addition to those set forth in the Agreement, and those which are now or hereafter available to Investors or Agent as a matter of law or equity. Each right, power and remedy of Agent provided for herein or in the Agreement or any other related document, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Agent of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Agreement, or any other related document, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Agent, of any or all other rights, powers or remedies. If any provisions of this Confirmatory Grant are deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall govern.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

[Remainder of page intentionally left blank.]

2

In Witness Whereof, the parties have caused this Intellectual Property Security Agreement to be duly executed as duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:	POGOTEC, INC.

4502 Starkey Road, Suite 109	By:	/s/ Diane Munn
Roanoke, Virginia 24018		Diane J. Munn
Chief Financial Officer

[Signature page to Confirmatory Grant of Security Interest in Intellectual Property]

COLLATERAL AGENT:

By:	/s/ Jack McDougall
Jack McDougall

Address of Agent:
John H. McDougall

[Signature page to Confirmatory Grant of Security Interest in Intellectual Property]

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

None

A-1

EXHIBIT B

Patents

Title	Patent / Application Number	US Serial Number

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

B-1

EXHIBIT C

Trademarks

Trademark	US Serial Number	Filing Date

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

C-1